EXHIBIT 99.1

Wintrust Financial Corporation
9700 West Higgins Road, Rosemont, Illinois 60018

News Release

FOR IMMEDIATE RELEASE                        January 23, 2014

FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 939-9000
Website address: www.wintrust.com

WINTRUST FINANCIAL CORPORATION ANNOUNCES
DIVIDEND INCREASE

ROSEMONT, ILLINOIS — Wintrust Financial Corporation (“Wintrust” or the “Company”) (Nasdaq: WTFC) today announced that the Company’s Board of Directors approved a quarterly cash dividend of $0.10 per share of outstanding common stock. The dividend is payable on February 20, 2014 to shareholders of record as of February 6, 2014. The Company also announced that, subject to ongoing Board of Director approval, future dividend payments will be made on a quarterly basis rather than its previous practice of paying dividends on a semi-annual basis. On an annualized basis, this quarterly dividend payment represents an increase of 122% over the 2013 annual dividend rate of $0.18 per share.

About Wintrust
Wintrust is a financial holding company with assets of approximately $18 billion whose common stock is traded on the NASDAQ Global Select Market. Built on the “HAVE IT ALL” model, Wintrust offers sophisticated technology and resources of a large bank while focusing on providing service-based community banking to each and every customer. Wintrust operates fifteen community bank subsidiaries, now with over 120 banking locations located in the greater Chicago and Milwaukee market areas. Additionally, the Company operates various non-bank business units including one of the largest commercial insurance premium finance operations in the United States and Canada, a company providing short-term accounts receivable financing and value-added out-sourced administrative services to the temporary staffing services industry, a business unit engaging primarily in the origination and purchase of residential mortgages for sale into the secondary market throughout the United States, and companies providing wealth management services.
Forward-Looking Information
This press release contains forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that such statements are predictions and actual events or results may differ materially. Wintrust's expected financial results or other plans are subject to a number of risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" and the forward-looking statement disclosure contained in Wintrust's Annual Report on Form 10-K for the most recently ended fiscal year and in Wintrust's subsequent Quarterly Report on Form 10-Q. Forward-looking statements speak only as of the date made and Wintrust undertakes no duty to update the information.
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